EXHIBIT 10.1

CORE LABORATORIES N.V.
1995 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 29, 1997)

Restricted Share Award Program Agreement

     THIS AGREEMENT is made as of this 1st day of September, 2004 (the “Date of Grant”), between Core Laboratories N.V., a Dutch limited liability company (the “Company”), and       (“Participant”) in order to carry out the purposes of the Core Laboratories N.V. 1995 Long-Term Incentive Plan, as amended (the “Plan”), by issuing Participant unfunded and unsecured rights to acquire shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

I.
Definitions

     1.1 Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined in this Agreement, will have the meanings set forth in the Plan.

(1)	“Acceleration Event” means any of the following: (i) the occurrence of an event that constitutes a Change in Control; (ii) the termination of Participant’s Service by reason of death, Disability or a Termination Not For Cause; (iii) the achievement of the Tier 1 Performance Target at any time during the period beginning on the twenty-first Trading Day after the first anniversary of the Date of Grant and ending on the third anniversary of the Date of Grant; or (iv) the achievement of the Tier 2 Performance Target at any time during the period beginning on the first Trading Day after the third anniversary of the Date of Grant and ending on the fifth anniversary of the Date of Grant.

(2)	“Agreement” means this Restricted Share Award Program Agreement between Participant and the Company.

(3)	“Disability” means a determination by the Committee, based on a written medical opinion (unless waived by the Committee as unnecessary), that Participant is permanently incapable of continuing his usual and customary employment with the Company or any Subsidiary for physical or mental reasons.

(4)	“Employment Agreement” means that certain Employment Agreement (Restated as of December 31, 2001) between Participant and the Company, as amended.

(5)	“Forfeiture Restrictions” means the Forfeiture Restrictions as set forth in Section 3.1 herein.

(6)	“Market Value per Share” means, as of any specified date, the simple average of the closing price of a Common Share (determined in the principal securities market in the United States in which Common Shares are traded) over the 20 most recent consecutive Trading Days ending on the last Trading Day preceding the specified date, adjusted appropriately for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters as determined by the Committee occurring during or with respect to any relevant measurement period.

(7)	“Restricted Shares” means the right to acquire Common Shares issued in Participant’s name pursuant to this Agreement, subject to the Forfeiture Restrictions, and as the context may require, any such Common Shares so issued in Participant’s name.

(8)	“Service” means Participant’s status as an employee of the Company or a Subsidiary or a corporation or parent or subsidiary of such corporation assuming or substituting the Restricted Shares.

(9)	“Termination Not For Cause” means the termination of Participant’s Service prior to the expiration of the term of the Employment Agreement (i) by Participant for any reason whatsoever or (ii) by the Company for any reason other than those encompassed by Sections 3.2(i), 3.2(ii), 3.2(iii), or 3.2(iv) of the Employment Agreement.

(10)	“Tier 1 Performance Target” means that the Market Value per Share has been equal to or greater than $25.00 at any time during the period beginning on the twenty-first Trading Day after the first anniversary of the Date of Grant and ending on the third anniversary of the Date of Grant. The $25.00 amount set forth in the preceding sentence shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters as determined by the Committee occurring after the Date of Grant.

(11)	“Tier 2 Performance Target” means that the Market Value per Share has been equal to or greater than $29.00 at any time during the period beginning on the first Trading Day after the third anniversary of the Date of Grant and ending on the fifth anniversary of the Date of Grant. The $29.00 amount set forth in the preceding sentence shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters as determined by the Committee occurring after the Date of Grant.

(12)	“Trading Day” means any day during which trading in securities generally occurs in the principal securities market in the United States in which Common Shares are traded.

(13)	“Vesting Start Date” means January 1, 2004.

          1.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

          1.3 Headings of Articles and Sections. The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of this Agreement, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

II.
Award of Restricted Shares

          2.1 Award of Restricted Shares. Effective as of the Date of Grant, the Company awards to Participant the right to receive, after and to the extent the Forfeiture Restrictions lapse,           Common Shares, subject to certain restrictions and shall be herein referred to as the “Restricted Shares.” The rights awarded to Participant pursuant to this Agreement are unsecured and unfunded rights to receive the Restricted Shares, which rights shall be subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Participant acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

III.
Forfeiture Restrictions and Lapse of Forfeiture Restrictions

          3.1 Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of Participant’s Service for any reason whatsoever other than death, Disability or a Termination Not For Cause, Participant shall, for no consideration, forfeit to the Company all Restricted Shares that are then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of Service (other than by reason of death, Disability or a Termination Not for Cause) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

          3.2 Lapse of Forfeiture Restrictions. Provided that Participant has been continuously in Service from the Date of Grant through the lapse date described in this sentence, the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares on the seventh annual anniversary of the Vesting Start Date. Notwithstanding the schedule described in the preceding sentence, except to the extent previously forfeited under Section 3.1, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions upon the occurrence of an Acceleration Event. In addition, if Participant’s Service terminates for any reason whatsoever on the date upon which a Change in Control occurs and Participant has been continuously in Service from the Date of Grant until such termination, then an Acceleration Event shall be deemed to occur upon such termination and the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions.

IV.
Certificates, Corporate Acts and Status of Stock

          4.1 Certificates. Restricted Shares shall not constitute issued and outstanding shares of Common Shares until issued and delivered in accordance with this Agreement and the Plan. Prior to the time the Restricted Shares are issued and delivered, Participant will not have the right to vote any Restricted Shares, to receive any dividends or distributions paid or distributed on issued and outstanding shares of Common Shares or to exercise any other rights, powers and privileges of a shareholder with respect to any Restricted Shares. As soon as practicable after the Forfeiture Restrictions lapse, and subject to the tax withholding referred to in Section 5.3, a certificate evidencing the Restricted Shares shall be issued by the Company in Participant’s name, pursuant to which Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares. No Restricted Shares may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which the Forfeiture Restrictions lapse, any such attempted disposition shall be void.

          4.2 Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

          4.3 Status of Stock. Participant agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Participant agrees that (i) the Company may refuse to register the Restricted Shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Shares. Participant also agrees that the Company shall not be required to transfer on its books and records any shares that have been transferred in violation of this Agreement.

V.
Miscellaneous

          5.1 Service Relationship. For purposes of this Agreement, any question as to whether and when there has been a termination of Participant’s Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated Service at the time of the termination of the “Subsidiary” status under the Plan of the entity or other organization that employs Participant.

          5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

          5.3 Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restriction results in compensation income or wages to Participant for federal, state or local tax purposes, Participant shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or stock remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income or wages.

          5.4 No Employment Rights Conferred. No provision of this Agreement shall confer any right upon Participant to continued employment with the Company or any Subsidiary.

          5.5 Limitation of Rights. No provision of this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary.

          5.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

          5.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

CORE LABORATORIES N.V.
By:
Name:
Title:

PARTICIPANT
By:
Name: